Exhibit 10.5
PROMISSORY NOTE

$4,321,200.00                                                                                                   February 27, 2009

FOR VALUE RECEIVED, ECCO Energy Corp. (the "Borrower"), HEREBY PROMISE TO PAY to the order of Samurai Corp. (the “Lender”), the principal balance of FOUR MILLION THREE HUNDRED TWENTY ONE THOUSAND TWO HUNDRED DOLLARS and NO CENTS ($4,321,200.00), together with unpaid interest, in the manner provided below.  Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

1.           Lump Sum Payment.  The principal of this Note, together with accrued and unpaid interest, shall be due and payable in one lump sum payment due on January 1, 2015.

2.           Interest.   Borrower will pay interest on the outstanding balance of this Note at an annual rate of six percent (6%) to be paid monthly in the amount of $ 21,605 on the first day of each month.

3.           Default.  The occurrence of any of the following events shall constitute default under this Note, and the Lender, at his option, exercise any or all rights, powers and remedies afforded under the Note and by law, including the right to declare the unpaid balance of principal and accrued interest on this Note at once mature and payable:

(a)	any part of the Note is not paid when due, whether by lapse of time or acceleration or otherwise.

(b)
any action, suit or proceeding shall be commenced against or affecting Borrower, at law or in equity, or before any governmental authority, which in Lender's judgment, impairs or would impair Lender's ability to collect the Note when due or the enforceability of this Note.

(c)
Borrower shall be in default under or in violation of any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or interpretation of any of them) of the United States of America, any State of the United States of America or any political subdivision of any of them, or of any agency, department, commission, board, bureau or court or other tribunal having jurisdiction over any such party or any such party's property.

4            No Delay.  No delay or omission of Lender or any other holder hereof to exercise any power, right or remedy accruing to Lender or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy.  Lender's right to accelerate this Note for any late payment or Borrower’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by Lender by Lender's having accepted a late payment or late payments in the past or Lender otherwise not accelerating this note or exercising other remedies for Borrower's failure to timely perform its obligations hereunder.  Lender shall not be obligated or be deemed obligated to notify Borrower that it is requiring Borrower to strictly comply with the terms and provisions of this note before accelerating this note and exercising its other remedies hereunder because of Borrower's failure to timely perform its obligations under this Note.

5.           Expenses of Collection.  The Borrower  agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and reasonable legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

6.           Waiver.  The undersigned Borrower, and any endorser or guarantors hereof, waive diligence, presentment, protest and demand, and also notice of intent to accelerate and of acceleration, notice of default, notice of protest, demand, dishonor or nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, one or more times, for like or different periods of time, all without in any way affecting the liability of the undersigned and of any endorser or guarantor hereof.

7.           Invalidity.  If any provision of this Note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Note shall not be affected thereby, and this Note shall be liberally construed so as to carry out the intent of the parties to it.  Each waiver in this Note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Lender for having bargained for and obtained it.

8.           Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as follows (and if so given, shall be deemed given when mailed):

If to Borrower:     ECCO Energy Corp.
3315 Marquart St, Suite 206
Houston, Texas 77027

If to Lender:        Samurai Corp.
P. O. Box  421917
Houston, Texas 77242

Borrower's address for notice may be changed at any time and from time to time, but only after thirty (30) days advance written notice to Lender and shall be the most recent such address furnished in writing by Borrower to Lender.  Lender's address for notice may be changed at any time and from time to time, but only after ten (10) days advance written notice to Borrower and shall be the most recent such address furnished in writing by Lender to Borrower.  Actual notice, however and from whomever given or received, shall always be effective when received.

9.           Business Loan.  Borrower warrants and represents to Lender and all other holders of this Note that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use.

10.           Authority.  Borrower represents and warrants that the execution and delivery of this Note by the Borrower has been duly authorized and is a valid and binding obligation of the Borrower.

THIS NOTE IS MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

Borrower

ECCO Energy Corp.

/s/Samuel Skipper
Samuel M. Skipper
President